Exhibit 23


                      Independent Auditors' Consent


The Board of Directors
International Multifoods Corporation:

We consent to incorporation by reference in Registration Statement No. 333-51399 on Form S-8 relating to the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation, No. 333-34173 on Form S-8 relating to the Stock Purchase Plan of Robin Hood
Multifoods Inc., No. 2-84236 on Form S-8 relating to the 1983 Stock Option Incentive Plan of International Multifoods Corporation, No. 33-6223 on Form S-8 relating to the 1986 Stock Option Incentive Plan of International Multifoods Corporation, No. 33-30979 on Form S-8 relating to the Amended and Restated 1989 Stock-Based Incentive Plan of International Multifoods Corporation, No. 333-34171 on Form S-8 relating to the 1997 Stock-Based Incentive Plan of International Multifoods Corporation and No. 33-65221 on Form S-3 relating to certain debt securities of International Multifoods Corporation of our reports dated March 30, 1998, relating to the consolidated balance sheets of International Multifoods Corporation and subsidiaries as of February 28, 1998 and 1997 and the related consolidated statements of earnings and cash flows and related financial statement schedule for each of the fiscal years in the three-year period ended
February 28, 1998, which reports appear or are incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended February 28, 1998, of International Multifoods Corporation.



                                   KPMG Peat Marwick LLP



Minneapolis, Minnesota
May 13, 1998